Exhibit 99.1

Badger Meter Reports Record First Quarter 2017 Results

Net sales, earnings and EPS set new first quarter records

MILWAUKEE--(BUSINESS WIRE)--April 19, 2017--Badger Meter, Inc. (NYSE: BMI) today reported record first quarter results for the quarter ended March 31, 2017.

First Quarter 2017 Highlights

  Net sales were a record $101,606,000 for the first quarter of 2017, a 1.0% increase from sales of $100,570,000 for the first quarter of 2016.
  Net earnings were a record $8,749,000 for the first quarter of 2017, a 9.5% increase from net earnings of $7,990,000 for the first quarter of 2016.
  Diluted earnings per share were a record $0.30 for the first quarter of 2017, a 7.1% increase from diluted earnings per share of $0.28 for the first quarter of 2016.

Operations Review

“This was an excellent quarter for Badger Meter. Our net sales, net earnings and diluted earnings per share set new first quarter records, despite a challenging comparison against our record first quarter performance last year,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said sales of domestic residential and commercial municipal water products were up over the first quarter of the prior year, driven by the company’s leading technologies for meters, radios and software.

“Sales of our E-Series® Ultrasonic meters, ORION® Cellular radios and BEACON® Advanced Metering Analytics (AMA) managed solution were all up over last year’s strong first quarter. We are especially encouraged by the growing customer acceptance of our ultrasonic solid-state metering technology,” said Meeusen.

“Sales of our flow instrumentation products were essentially flat year-over-year due to a number of large projects in last year’s first quarter, which were partially offset by a modest recovery in the oil and gas market,” said Meeusen.

Meeusen said the gross profit margin was 38.0% in the first quarter of 2017 compared to 38.8% in the prior year quarter, as the headwinds of higher brass costs were somewhat offset by a stronger product mix. Selling, engineering and administration expenses decreased 3.9% in the first quarter of 2017, primarily due to lower employee compensation costs and reduced staffing levels.

“We are pleased to start 2017 with a strong first quarter that topped the previous records set last year. We look forward to another good year for Badger Meter,” added Meeusen.

Conference Call and Webcast

Badger Meter management will hold a conference call to discuss the company’s first quarter 2017 results on Thursday, April 20, 2017 at 10:00 AM Central/11:00 AM Eastern time.

Interested parties can listen to the call live on the Internet through the company’s website: www.badgermeter.com or by dialing 1-844-281-9843 and entering the passcode 86879583. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.

A telephone replay of the conference call will be available through Thursday, April 27, 2017, by dialing 1-855-859-2056 and entering the passcode 86879583. The webcast will be archived on the company’s website until its next earnings release.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  economic policy changes, including but not limited to, trade policy and corporate taxation;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security or any other cybersecurity attack;
  transportation delays or interruptions;
  violations or alleged violations of the U.S. Foreign Corrupt Practices Act (FCPA) or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (referred to as FATCA);
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company's products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, online at: http://www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended
	March 31,	March 31,
	2017	2016
	(Unaudited)	(Unaudited)

Net sales	$101,606	$100,570

Cost of sales	62,956	61,559

Gross margin	38,650	39,011

Selling, engineering and administration	25,181	26,205

Operating earnings	13,469	12,806

Interest expense, net	178	270

Earnings before income taxes	13,291	12,536

Provision for income taxes	4,542	4,546

Net earnings	$8,749	$7,990

Earnings per share:

Basic	$0.30	$0.28

Diluted	$0.30	$0.28

Shares used in computation of earnings per share:

Basic	28,900,702	28,842,500

Diluted	29,082,981	28,997,364

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2017	2016
	(Unaudited)

Cash	$11,311	$7,338
Receivables	65,959	59,818
Inventories	70,297	77,701
Other current assets	4,635	6,155
Total current assets	152,202	151,012

Net property, plant and equipment	91,089	90,194
Intangible assets, at cost less accumulated amortization	50,340	51,872
Other long-term assets	10,625	7,307
Goodwill	49,314	49,314
Total assets	$353,570	$349,699

Liabilities and Shareholders' Equity

Short-term debt	$38,156	$37,950
Payables	21,610	18,350
Accrued compensation and employee benefits	9,041	13,861
Other liabilities	6,697	5,677
Total current liabilities	75,504	75,838

Deferred income taxes	2,118	1,901
Long-term employee benefits and other	15,088	15,751
Shareholders' equity	260,860	256,209
Total liabilities and shareholders' equity	$353,570	$349,699

CONTACT:
Badger Meter
Dawn O’Neill, (414) 371-7276